EXHIBIT 99.1

Contacts:               Kipp A. Bedard                                                      Daniel Francisco
Investor Relations                                                 Media Relations
kbedard@micron.com                                           dfrancisco@micron.com
(208) 368-4465                                                         (208) 368-5584

MICRON ANNOUNCES BUY BACK
AND REFINANCING OF CONVERTIBLE DEBT

BOISE, Idaho, Oct. 28, 2010 – Micron Technology, Inc., (NASDAQ: MU) today announced that the Company has entered into separate privately negotiated purchase and exchange agreements under which it will repurchase $91 million in principal amount of its 4.25% Convertible Senior Notes due 2013 (“4.25% Notes”), repurchase $176 million in principal amount of its 1.875% Convertible Senior Notes due 2014 (“Existing 1.875% Notes”) and exchange $175 million of the Existing 1.875% Notes for $175 million in aggregate principal amount of new 1.875% Convertible Senior Notes due 2027 (“New 1.875% Notes”).

Following the repurchase and exchange transactions, Micron will have outstanding $139 million of the 4.25% Notes, $949 million of the Existing 1.875% Notes and $175 million of the New 1.875% Notes, in principal amounts.

“These transactions are intended to take advantage of our strong balance sheet and favorable capital markets,” said Ron Foster, Micron Chief Financial Officer. “It is also structured to reduce our cost of capital and dilution.”

In connection with these transactions, the Company expects to record a one-time charge of approximately $90 million in its first quarter of fiscal 2011. Additionally, the repurchase of $91 million of 4.25% Notes and $176 million of Existing 1.875% Notes is expected to reduce shares used in the Company’s fully diluted calculation by approximately 43 million beginning in its second quarter of fiscal 2011.

Description of the New 1.875% Notes
The New 1.875% Notes will be convertible under certain circumstances, at the holder’s option, at an initial conversion rate of 91.7431 common shares per $1,000 principal amount.  Upon conversion, holders will receive cash up to the principal amount, and any excess value will be delivered, at the Company’s election, in cash, common stock or a combination of cash and common stock.  Holders of the New 1.875% Notes will have the option to require the company to purchase the notes on June 1, 2017, and in certain other circumstances, at a price equal to 100 percent of the principal amount of notes plus accrued and unpaid interest.

About Micron
Micron Technology, Inc., is one of the world's leading providers of advanced semiconductor solutions. Through its worldwide operations, Micron manufactures and markets a full range of DRAM, NAND and NOR flash memory, as well as other innovative memory technologies, packaging solutions and semiconductor systems for use in leading-edge computing, consumer, networking, embedded and mobile products. Micron’s common stock is traded on the NASDAQ under the MU symbol. To learn more about Micron Technology, Inc., visit www.micron.com.
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Micron and the Micron orbit logo are trademarks of Micron Technology, Inc. All other trademarks are the property of their respective owners.

This press release contains forward-looking statements regarding the amount of the one-time charge to be recorded and the change to fully diluted shares. Actual events or results may differ materially from those contained in the forward-looking statements. Please refer to the documents Micron files on a consolidated basis from time to time with the Securities and Exchange Commission, specifically Micron's most recent Form 10-K and Form 10-Q. These documents contain and identify important factors that could cause the actual results for Micron on a consolidated basis to differ materially from those contained in our forward-looking statements (see Certain Factors). Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.